Exhibit 10.19

EXECUTIVE EQUITY REPURCHASE AGREEMENT

THIS EXECUTIVE EQUITY REPURCHASE AGREEMENT (this “Agreement”) is entered into effective as of December 20, 2011, by and among (i) Sypris Solutions, Inc., a Delaware corporation (the “Company”), (ii) the undersigned members of the Board of Directors of the Company and participants in the Company’s Executive Long-Term Incentive Program (“ELTIP”) and the Company’s Key Employee Long-Term Incentive Program (“KELTIP”) (collectively, the “Key Holders,” as defined below), and (iii) family members, family trusts or similar entities who presently hold more than 1,500 shares of Common Stock that were acquired from any Key Holder (with respect to any Key Holder, the “Key Holder’s Transferee,” and collectively for all Key Holders, the “Key Holder Transferees,” as defined below). In addition, certain permitted transfers under the Agreement may require the transferee of more than 1,500 shares of Common Stock to become a party to the Agreement (as described in Section 5 titled “Excluded Transactions,” below).

RECITALS

WHEREAS, the Company has requested that each Key Holder and Key Holder’s Transferee grant to the Company a right of first offer with respect to such shares and other obligations set forth in this Agreement;

WHEREAS, each Key Holder and Key Holder’s Transferee desires to participate in and avail themselves to the potential benefits of the right of first offer provisions and other benefits of this Agreement; and

WHEREAS, effective as of the date hereof, each Key Holder and Key Holder’s Transferee is the beneficial owner of the number of shares of Common Stock of the Company set forth opposite its name on Schedule A hereto.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual obligations and benefits herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1. Definitions.

1.1 Specific Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

(a) “Affiliate” shall mean, as to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or under common control with the Person specified.

(b) “Closing Price” shall mean, with respect to each share of Common Stock, the last reported sale price regular way or, in the case no such sale takes place on such day, the average of the closing bid and asked prices regular way, on The NASDAQ Stock Market (or such other exchange or interdealer quotation system on which the Company’s Common Stock is then listed or quoted).

(c) “Common Stock” shall mean the Company’s authorized Common Stock, $0.01 par value per share, and any other capital stock of the Company which is issued to the holders of shares of Common Stock upon any reclassification thereof.

(d) “Delivery” shall have the meaning set forth in Section 10 titled “Notices,” below.

(e) “Family Member” shall mean a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

(f) “Family Trust” shall mean, with respect to any natural person referred to herein, any trust created for the benefit of one or more of such natural person’s Family Members and controlled by such natural person.

(g) “Key Holders” shall mean those members of the Board of Directors of the Company and participants in the Company’s Executive Long-Term Incentive Program (“ELTIP”) and the Company’s Key Employee Long-Term Incentive Program (“KELTIP”) who (i) have executed this Agreement and (ii) have caused their Key Holder’s Transferees to execute this Agreement.

(h) “Key Holder’s Transferee” shall mean a Family Member, Family Trust or similar entity who presently holds more than 1,500 shares of Common Stock that were acquired from any particular Key Holder.

(i) “Key Holder Transferees” shall mean Family Members, Family Trusts or similar entities who presently hold more than 1,500 shares of Common Stock that were acquired collectively from all Key Holders.

(j) “Person” shall mean an individual or entity of any kind, including but not limited to a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(k) “Price Per Share” shall mean (i) the average of the Closing Prices for the Common Stock on the five trading days ending one trading day prior to the date that the Sale Notice is Delivered to the Company, (ii) the specified price for shares pre-arranged to be sold in a block transaction to one or more pre-arranged buyers, which price shall be set forth in the Sale Notice, or (iii) with respect to Section 4 only, the average of the Closing Prices for the Common Stock on the five trading days ending one trading day prior to the date of the Termination of Employment.

(l) “Sale of the Company” shall mean any transaction or series of transactions pursuant to which any Person or group of related Persons (other than the Gill family and its Affiliates) in the aggregate acquire(s) (i) equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or noncompliance) to elect a majority of the Company’s Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis.

(m) “Termination of Employment” shall mean the voluntary or involuntary termination of the Key Holder’s employment with the Company for any reason, including without limitation for retirement, death or disability of the Key Holder, and whether or not for cause.

(n) “Transfer” shall include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers pursuant to divorce or legal separation, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary, involuntarily or by operation of law, directly or indirectly, of any Common Stock.

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning as set forth in this Agreement.

2. Shares Subject to the Agreement. All shares of Common Stock held by a party to the Agreement shall be subject to the Agreement, including shares acquired before or after the date of the Agreement and including shares acquired in the open market.

3. Right of First Offer Agreement Among the Company, Key Holders and Key Holder Transferees. Except for the “Excluded Transactions” described in Section 5 below, each proposed sale of Common Stock shall be subject to the following Right of First Offer procedures.

3.1 Sale Notice. If at any time a Key Holder or Key Holder’s Transferee (collectively, the “Proposed Transferor”) proposes to Transfer shares of Common Stock, the Proposed Transferor shall give the Company prior written notice of the Proposed Transferor’s intention to make the Transfer (the “Sale Notice”). The Sale Notice shall constitute an irrevocable offer by the Proposed Transferor to Transfer all or any portion of such shares to the Company on the terms described herein. The Proposed Transferor may not effect the Transfer except in accordance with this Section 3.

3.2 Timing of Sale Notice. The Proposed Transferor shall Deliver the Sale Notice to the Company prior to any proposed Transfer of shares of Common Stock. The Proposed Transferor may not effect the Transfer except in accordance with this Section 3.

3.3 Content of Sale Notice. The Sale Notice shall include (i) a statement of the Proposed Transferor’s bona fide intention to Transfer Common Stock; (ii) the number of shares of Common Stock proposed to be Transferred; (iii) the name(s) and address(es) of specific, pre-arranged prospective transferee(s), if any have been identified; (iv) the price per share of Common Stock proposed to be Transferred to any such prospective transferee(s) or whether the proposed Transfer is to be made by or through a broker at market pricing without a prospective transferee or proposed price; and (vi) if applicable, other material terms and conditions upon which the proposed Transfer is to be made.

3.4 Company’s Right of First Offer. In the event that the proposed sale of shares subject to the Sale Notice complies with any criteria adopted by the Board of Directors for pre-approved transactions, the Company shall have an option for a period of two (2) business days from the Delivery of the Sale Notice to elect to accept or reject the Sale Notice in whole or in part. In the event that the proposed sale of shares subject to the Sale Notice does not comply with any such pre-approval criteria, then the Company shall have an option for a period of fifteen (15) days from the Delivery of the Sale Notice to elect to accept or reject the Sale Notice in whole or in part. Such pre-approval criteria shall be communicated to Key Holders from time to time.

3.5 Payment. The Company may exercise such purchase option and purchase all or any portion of the shares subject to the Sale Notice at the Price Per Share, by notifying the Proposed Transferor in writing before expiration of the applicable option period. If the Company gives the Proposed Transferor notice that it desires to purchase such shares, then payment for the shares subject to the Sale Notice shall be by check or wire transfer, against delivery of the shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be three (3) business days after the expiration of the applicable option period (or such earlier date as agreed between the Company and the Proposed Transferor), unless the Sale Notice contemplated a later closing with any specific prospective transferee(s). Any amounts paid to or for the benefit of any Key Holder or other Person pursuant to the terms of this Agreement that constitute wages or compensation subject to employment or withholding tax shall be paid to the applicable Key Holder or other Person less applicable employment or withholding tax, which shall be deposited with the appropriate tax authority in accordance with applicable laws (and such deposited taxes shall be treated as having been paid to such Key Holder or other Person for purposes of this Agreement).

3.6 Ability to Freely Trade After Compliance. To the extent that the Company has not exercised its Right of First Offer and therefore has not purchased any portion of the shares of Common Stock subject to the Sale Notice within the time periods specified in Section 3, the Proposed Transferor shall have a period of ninety (90) days from the expiration of such rights in which to Transfer without restriction under this Agreement any shares subject to the Sale Notice that the Company did not purchase, it being understood and agreed that (i) any such Transfer shall be subject to the Company’s insider trading guidelines and trading windows; (ii) any future proposed Transfer by a Key Holder shall remain subject to the terms and conditions of this Agreement; and (iii) such Transfer shall be consummated within ninety (90) days after receipt of the Sale Notice by the Company and, if such Transfer is not consummated within such ninety (90) day period, such Transfer shall again become subject to the Company’s Right of First Offer on the terms set forth herein.

4. Company’s Repurchase Right Applicable to Departing Key Holders. Upon the Termination of Employment of a Key Holder (the “Departing Key Holder”), the Company may, at the Company’s option, repurchase from the Departing Key Holder and/or the Departing Key Holder’s Transferees, and the Departing Key Holder and/or the Departing Key Holder’s Transferees shall, at the request of the Company, Transfer to the Company all or any portion of the shares of Common Stock held by the Departing Key Holder and/or the Departing Key Holder’s Transferees on the terms set forth herein; provided, however, that any shares which also continue to be beneficially owned by any non-departing Key Holder shall not be subject to repurchase under this Section 4.

4.1 Company’s Right to Repurchase Shares. In the event that the proposed sale of shares of Common Stock held by the Departing Key Holder and the Departing Key Holder’s Transferees (in the aggregate) complies with any criteria adopted by the Board for pre-approved transactions, the Company shall have an option for a period of two (2) business days from the day after the Departing Key Holder leaves the Company’s employ or otherwise separates service from the Company to elect to purchase the shares of Common Stock held by the Departing Key Holder and the Departing Key Holder’s Transferees in whole or in part. In the event that the proposed sale of shares of Common Stock held by the Departing Key Holder and the Departing Key Holder’s Transferees does not comply with any such pre-approval criteria , then the Company shall have an option for a period of fifteen (15) days from the day after the Departing Key Holder leaves the Company’s employ or otherwise separates service from the Company to elect to purchase the shares of Common Stock held by the Departing Key Holder and the Departing Key Holder’s Transferees in whole or in part.

4.2 Notification and Payment. The Company may exercise such purchase option and purchase all or any portion of the shares subject to the Company’s Repurchase Right by notifying the Departing Key Holder in writing before expiration of the applicable option period. If the Company gives the Departing Key Holder notice that it desires to purchase such shares, then payment for the shares shall be by check or wire transfer, against delivery of the shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be three (3) business days after the expiration of the applicable option period (or such earlier date as agreed between the Company and the Departing Key Holder).

4.3 Repurchase Price. The purchase price per share if the Company exercises its Repurchase Right Applicable to Departing Key Holders shall be the Price Per Share.

4.4 Ability to Freely Trade After Compliance. To the extent that the Company has not exercised its Repurchase Right Applicable to Departing Key Holders and therefore has not purchased any portion of the shares of Common Stock held by the Departing Key Holder or the Departing Key Holder’s Transferees within the time periods specified in Section 4, the Departing Key Holder and Departing Key Holder’s Transferee shall no longer be subject to the terms and conditions of this Agreement and the remaining shares of Common Stock not purchased by the Company hereunder shall be transferable without restriction under this Agreement, subject only to applicable law.

5. Excluded Transactions. The Right of First Offer provisions shall not apply to the following transfers:

(i) Transfers of 1,500 or fewer shares of Common Stock within any three-month period;

(ii) Transfers by a Key Holder that are made for bona fide charitable or estate planning purposes to charitable organizations or to the Key Holder’s Family Members, Family Trusts or similar entities, or transfers by the Key Holder pursuant to domestic relations orders, divorce, marital property settlements purporting to give a spouse or former spouse any legal or beneficial interest in the Company shares, or similar transfers; provided that any such transferee who receives in excess of 1,500 shares of Common Stock shall, if requested by the Company, as a condition to such issuance deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement;

(iii) Sales of Common Stock in the market or to the Company made in connection with the exercise or vesting of equity awards to pay all or part of the exercise price and/or tax-withholding obligation (e.g., broker-assisted cashless exercises or net exercises); or

(iv) Transfers of Common Stock in connection with a Sale of the Company.

6. Breach. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief, and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of Transfers not made in strict compliance with this Agreement).

7. Assignments and Transfers; No Third-Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

8. Legend. Each existing or replacement certificate for shares of Common Stock now owned or hereafter acquired by a Key Holder or a Key Holder’s Transferee shall bear the following legend upon its face:

“THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT, OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF AN EXECUTIVE EQUITY REPURCHASE

AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION, AND CERTAIN OTHER STOCKHOLDERS OF THE CORPORATION, A COPY OF WHICH MAY BE OBTAINED AT THE CORPORATION’S PRINCIPAL OFFICE. THE SHARES SUBJECT TO THIS CERTIFICATE MAY BE SUBJECT TO REPURCHASE BY THE COMPANY PURSUANT TO THE TERMS OF THE EXECUTIVE EQUITY REPURCHASE AGREEMENT.”

To the extent that any shares of Common Stock now owned or hereafter acquired by a Key Holder or Key Holder’s Transferee are held in book-entry form, a restrictive notation shall be placed on the account to the extent commercially practicable.

9. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The occurrence of the events set forth in subsections (i) through (iv) above shall constitute “Delivery” of notice. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section).

10. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. Each Key Holder and Key Holder’s Transferee agrees to cooperate affirmatively with the Company to enforce its rights and obligations pursuant hereto.

11. Company’s Right to Suspend or Terminate. The Company may suspend or terminate the Right of First Offer provision at any time, including after a Sale Notice has been delivered, to the extent that the Company determines in good faith that such suspension is in the best interests of the Company.

12. Term. This Agreement shall automatically terminate and be of no further force or effect upon the earlier of:

(i) Five (5) years from the date of the Agreement;

(ii) The closing of a Sale of the Company;

(iii) The bankruptcy of the Company or any voluntary or involuntary liquidation, dissolution or winding-up of the Company;

(iv) As to any Key Holder and his or her Key Holder Transferees, (a) thirty (30) days after Delivery to the Company of such Key Holder’s signed, written withdrawal from this Agreement, or (b) in the event of the death of such Key Holder, one hundred and eighty (180) days after Delivery to the Company of the signed, written withdrawal from this Agreement from the estate of such Key Holder.

(v) Immediately upon Delivery of written notice by the Company to the other parties to the Agreement.

13. Governing Law. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all other agreements between or among any of the parties with respect to the subject matter hereof. This Agreement shall be interpreted under the laws of the State of Delaware without reference to Delaware conflicts of law provisions.

14. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company. In addition, any amendment or waiver of any provision of this Agreement that would adversely affect the rights of any Key Holder or Key Holder’s Transferee in a manner that is adverse relative to the treatment of the other Key Holders or Key Holder Transferees, shall also require the prior written consent of such adversely affected Key Holder or Key Holder’s Transferee, as the case may be. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all Key Holders, Key Holder Transferees and their respective successors and assigns.

15. Severability. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

16. Counterparts; Electronic Copies. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. Delivery of a copy of this Agreement, notice or such other document bearing an original signature by facsimile transmission, by electronic mail in “portable document format” (document extension .PDF), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Executive Equity Repurchase Agreement as of the date first written above.

COMPANY:

Sypris Solutions, Inc. a Delaware corporation

By:	/s/ Jeffrey T. Gill
Name:	Jeffrey T. Gill
Title:	President and Chief Executive Officer

Address:
101 Bullitt Lane, Suite 450
Louisville, Kentucky 40222

ADDENDUM TO EXECUTIVE EQUITY REPURCHASE AGREEMENT

Reference is made to the Executive Equity Repurchase Agreement (the “Agreement”) dated as of December 20, 2011, between Sypris Solutions, Inc., a Delaware corporation (the “Company”), and its directors and certain members of senior management and other affiliated entities set forth therein. Capitalized terms used herein have the meanings assigned to such terms in the Agreement.

The undersigned hereby agrees to become a party to the Agreement and to be bound by and to observe and perform all obligations thereunder with respect to all Common Stock now owned or hereafter acquired by the undersigned, up to the estimated maximum number of shares on Schedule A below, plus any future compensatory awards by the Company.

This Addendum will be attached to and become part of the Agreement and will be binding upon and inure to the benefit of the Company and each other party to the Agreement.

Schedule A

Key Holder Name	Estimated Maximum Beneficial Ownership*

IN WITNESS WHEREOF, the undersigned have executed this Addendum to Executive Equity Repurchase Agreement.

Key Holder:	Date:
Name:
Address:

Key Holder Transferee:	Date:
Name:
Address:

Key Holder Transferee:	Date:
Name:
Address:

Key Holder Transferee:	Date:
Name:
Address:

[Instructions: Please obtain signatures on behalf of any family members, family trusts, or similar entities, which hold shares that may be beneficially owned by the Key Holder. For example, if the Key Holder is a trustee of a family trust that owns shares, please sign both as the individual Key Holder and separately as the Trustee, in your capacity as Transferee.]

*	Estimate includes potential maximum equity awards over the life of the Agreement.